Exhibit 10.15

Supplemental Lease Contract of Guanyun Zhuang

(English Translation)

Party A (Lessor): Fujian Focus Media Co., Ltd.

Party B(Lessee): Pingtan Comprehensive Experimental Area E Home Service Co., Ltd.

Unless otherwise stated, all terms in this contract have the same definitions as in the lease contract signed by the two parties on December 22, 2017 (hereinafter referred to as the “original contract”).

Based on the principle of mutual benefit and reciprocity, the two parties, after friendly negotiation and based on actual conditions, changed part of the contract terms based on the original contract, and concluded the following supplementary contract:

1.	The lease period of the 7 holiday villas leased in the original contract is from January 1, 2018 to December 31, 2022. The rent is RMB 175,000 per month and RMB 2.1 million per year. RMB 10.5 million has been paid by Party B. Four villas are now returned to Party A, and the deadline for their lease is March 31, 2019. Party A is required to return the overpaid RMB 4.5 million to Party B. Party A is responsible for the construction of a number of holiday recreational villas in the flat area of the scenic area according to the planning requirements. When those villas completed and ready for use, Party B has the priority to lease for recreational use at the original agreed price.
2.	The 20-year usage fee of Shoushan Waterfall Scenic Area is RMB 15 million and the performance bond is RMB 2.5 million as set in the original contract. Party B still enjoys the right to use Shoushan Waterfall Scenic Area.

After this contract takes effect, it will become an integral part of the original contract and has the same legal effect as the original contract. Except for the terms explicitly modified in this contract, the rest of the original contract shall continue to be valid. In the event of conflict between this contract and the original contract, this contract shall prevail.

This agreement is in duplicate. Party A holds one and Party B holds one. They have the same legal effect and will take effect from the date of signing and sealing by both parties.

Party A (official seal): Fujian Focus Media Co., Ltd. (Seal)	Party B (official seal): Pingtan Comprehensive Experimental Area E Home Service Co., Ltd. (Seal)

Date: 3/12/2019